Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Mark Roberson Dennard Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2018 FIRST QUARTER RESULTS

HUNTSVILLE, TX – June 7, 2017 – Mitcham Industries, Inc. (NASDAQ: MIND) (“the Company”) today announced financial results for its fiscal 2018 first quarter ended April 30, 2017.

Total revenues for the first quarter of fiscal 2018 were $18.4 million compared to $11.7 million in the first quarter of fiscal 2017. Revenues from the Equipment Manufacturing and Sales segment decreased slightly to $6.9 million in the first quarter, compared to $7.2 million in the same period last year. Revenues from the Equipment Leasing segment were $11.5 million in the first quarter compared to $4.5 million in the same period last year. During the quarter, the Company sold lease pool equipment for proceeds of $8.8 million as it continues to redeploy capital into higher return investments. The Company reported a net loss attributable to common shareholders of $2.9 million, or $(0.24) per share, in the first quarter of fiscal 2018 compared to a net loss of $6.4 million, or $(0.53) per share, in the first quarter of fiscal 2017. Cash flow provided by operating activities was approximately $1.1 million in the first quarter of fiscal 2018 compared to $1.8 million in the first quarter of fiscal 2017.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, non-cash costs of lease pool equipment sales and non-cash foreign exchange gains and losses) for the first quarter of fiscal 2018 was approximately $9.0 million compared to $2.2 million in the same period last year. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “Our first quarter unfolded essentially as anticipated as we continue to make progress in re-positioning our Company to be a more significant player in the marine industry and decreasing our exposure to oil and gas exploration activities. We are taking advantage of structural changes in the seismic data acquisition industry to rationalize our lease pool of equipment and re-deploy capital into more attractive opportunities.

“Reviewing our financial results for the first fiscal quarter of 2018, the Equipment Manufacturing and Sales segment revenues were essentially flat year-over-year and slightly higher sequentially, which remains below our expectation. Lower than expected segment revenues were primarily due to delays in certain orders and the timing of deliveries.

“Our scope of business in this market is evolving and becoming a larger part of our total business. We are pursuing several new opportunities with commercial and military applications, both internationally and in the United States. We currently anticipate a stronger fiscal year in this segment driven by anticipated deliveries and improved visibility into oceanographic and hydrographic opportunities. We are not only seeing a greater number of opportunities as we continue to penetrate new markets and add new customers, but we are also seeing the scope of some of these projects become larger as well.

“Land and marine seismic exploration activity continues to be depressed from historical levels throughout both hemispheres, with a significant excess supply of equipment overhanging the market. However, improved oil prices have generated increased levels of both inquiry and bid activity and we are starting to very slowly recover from the significant downturn of the last two years.

“We continue to carry a pristine balance sheet with no debt. Despite the major downturn that we have experienced over the past two years, we generated cash, repaid debt and strengthened our capital structure. We do anticipate generating positive EBITDA and operating cash flow in the current fiscal year.

“As we move through fiscal 2018, we see a number of exciting opportunities for our manufacturing business and also expect continued slow improvement in our leasing business. Our strategic intent going forward is to continue to diversify our sales away from sole dependence on the oil and gas industry. This will be done primarily by expanding our equipment and manufacturing business, both organically and through acquisitions, to gain a greater foothold in the global marine industry. Based on these factors, we currently anticipate that fiscal 2018 will deliver improved financial results over fiscal 2017, not in small part due to our strategic repositioning of the Company as well as improved stability in the oil and gas markets.”

FISCAL 2018 FIRST QUARTER RESULTS

The first quarter revenue increase was driven for the second consecutive quarter by a large increase in lease pool equipment sales compared to the same quarter a year ago. Equipment and manufacturing sales decreased 4% year-over-year, while equipment leasing revenues, excluding lease pool equipment sales, decreased 25% from the first quarter of fiscal 2017. Total revenues for the first quarter of fiscal 2018 were $18.4 million compared to $11.7 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 55% (approximately 84% excluding proceeds from lease pool equipment sales) in the first quarter of fiscal 2018 compared to approximately 77% in last year’s first fiscal quarter.

Equipment manufacturing and sales decreased slightly to $6.9 million in the first quarter of fiscal 2018 compared to $7.2 million in last year’s first quarter. The first quarter sales consisted of approximately $4.9 million of Seamap equipment, $0.9 million from Klein (including $0.2 million of intra-segment sales) and $1.3 million by SAP.

Equipment leasing revenues for the first quarter of fiscal 2018, excluding lease pool equipment sales, were $2.7 million compared to $3.6 million in the same period last year. The year-over-year decrease in first quarter equipment leasing revenues was driven by a reduction in exploration activity.

Lease pool and other equipment sales were $8.8 million in the first quarter of fiscal 2018, compared to $0.9 million in the first quarter a year ago.

Lease pool depreciation expense in the first quarter of fiscal 2018 decreased to $4.2 million from $6.9 million in the same period a year ago, due to the reduction in lease pool purchases and sales of lease pool equipment in fiscal years 2016 and 2017, as well as the current fiscal year.

General and administrative expenses decreased to $4.9 million in the first quarter of fiscal 2018 versus $5.3 million in the first quarter of fiscal 2017, due to the impact of continuing cost reduction efforts.

CONFERENCE CALL

We have scheduled a conference call for Thursday, June 8, 2017 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss our fiscal 2018 first quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through June 22, 2017 and may be accessed by calling (201) 612-7415 and using passcode 13662635#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides equipment to the geophysical, oceanographic and hydrographic industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Australia, Singapore, Russia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Equipment Manufacturing and Sales Segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Leasing Segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Certain statements and information in this press release concerning results for the quarter ended April 30, 2017 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues, EBITDA, cash flow and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow
MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	April 30, 2017	January 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,053	$2,902
Restricted cash	403	609
Accounts and contracts receivable, net of allowance for doubtful accounts of $3,720 and $3,716 at April 30, 2017 and January 31, 2017, respectively	16,028	15,830
Inventories, net	13,488	11,960
Prepaid income taxes	221	1,565
Prepaid expenses and other current assets	1,752	2,193

Total current assets	33,945	35,059
Seismic equipment lease pool and property and equipment, net	33,380	43,838
Intangible assets, net	8,720	9,012
Goodwill	3,997	3,997
Non-current prepaid income taxes	1,192	—
Long-term receivables net of allowance for doubtful accounts of $2,188 at April 30, 2017 and January 31, 2017	4,488	2,780
Other assets	28	28

Total assets	$85,750	$94,714

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,876	$1,929
Current maturities – long-term debt	—	6,371
Deferred revenue	560	651
Accrued expenses and other current liabilities	4,595	4,514

Total current liabilities	7,031	13,465
Deferred tax liability	296	317

Total liabilities	7,327	13,782
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; 348 and 343 shares issued and outstanding at April 30, 2017 and January 31, 2017, respectively	7,391	7,294
Common stock, $0.01 par value; 20,000 shares authorized; 14,019 shares issued at April 30, 2017 and January 31, 2017	140	140
Additional paid-in capital	121,625	121,401
Treasury stock, at cost (1,929 shares at April 30, 2017 and January 31, 2017)	(16,858)	(16,858)
Accumulated deficit	(23,310)	(20,451)
Accumulated other comprehensive loss	(10,565)	(10,594)

Total shareholders’ equity	78,423	80,932

Total liabilities and shareholders’ equity	$85,750	$94,714

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended April 30,
	2017	2016
Revenues:
Equipment manufacturing and sales	$6,888	$7,188
Equipment leasing	2,717	3,608
Lease pool and other equipment sales	8,828	935

Total revenues	18,433	11,731

Cost of sales:
Cost of equipment manufacturing and sales	3,975	4,021
Direct costs — equipment leasing	944	752
Direct costs — lease pool depreciation	4,181	6,873
Cost of lease pool and other equipment sales	6,139	451

Total cost of sales	15,239	12,097

Gross profit (loss)	3,194	(366)
Operating expenses:
General and administrative	4,902	5,313
Depreciation and amortization	581	652

Total operating expenses	5,483	5,965

Operating loss	(2,289)	(6,331)
Other (expense) income:
Interest, net	(46)	(264)
Other, net	(101)	451

Total other (expense) income	(147)	187

Loss before income taxes	(2,436)	(6,144)
Provision for income taxes	(229)	(299)

Net loss	$(2,665)	$(6,443)
Preferred stock dividends	(194)	-

Net loss attributable to common shareholders	$(2,859)	$(6,443)

Net loss per common share:
Basic	$(0.24)	$(0.53)

Diluted	$(0.24)	$(0.53)

Shares used in computing net loss per common share:
Basic	12,078	12,059
Diluted	12,078	12,059

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months
	Ended April 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(2,665)	$(6,443)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,791	7,558
Stock-based compensation	224	247
Provision for inventory obsolescence	8	43
Gross profit from sale of lease pool equipment	(2,689)	(491)
Deferred tax benefit	(27)	(497)
Changes in working capital items:
Trade accounts and contracts receivable	2,175	2,809
Inventories	(1,403)	297
Prepaid expenses and other current assets	549	(250)
Income taxes receivable and payable	149	640
Accounts payable, accrued expenses, other current liabilities and deferred revenue	48	(2,044)
Foreign exchange gains net of losses	(48)	(119)

Net cash provided by operating activities	1,112	1,750

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(158)	(522)
Purchases of property and equipment	(28)	(82)
Sale of used lease pool equipment	4,496	906

Net cash provided by investing activities	4,310	302

Cash flows from financing activities:
Net payments on revolving line of credit	(3,500)	(1,950)
Payments on term loan and other borrowings	(2,807)	(804)
Net proceeds from preferred stock offerings	27	—
Preferred stock dividends	(194)	—

Net cash used in financing activities	(6,474)	(2,754)
Effect of changes in foreign exchange rates on cash and cash equivalents	(3)	(707)

Net change in cash and cash equivalents	(1,055)	(1,409)
Cash and cash equivalents, beginning of period	3,511	3,769

Cash and cash equivalents, end of period	$2,456	$2,360

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and Adjusted
EBITDA

	For the Three Months Ended
	April 30,
	2017	2016
		(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(2,665)	$(6,443)
Interest expense, net	46	264
Depreciation and amortization	4,791	7,558
Provision for income taxes	229	299

EBITDA (1)	2,401	1,678
Non-cash foreign exchange losses (gains)	194	(174)
Stock-based compensation	224	247
Cost of lease pool sales	6,139	415

Adjusted EBITDA (1)	$8,958	$2,166

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$1,112	$1,750
Stock-based compensation	(224)	(247)
Changes in trade accounts and contracts receivable	(2,175)	(2,809)
Provision for inventory	(8)	(43)
Interest paid	92	338
Taxes paid, net of refunds	13	151
Gross profit from sale of lease pool equipment	2,689	491
Changes in inventory	1,403	(297)
Changes in accounts payable, accrued expenses other current liabilities and deferred revenue	(48)	2,044
Changes in prepaid expenses and other current assets	(549)	250
Foreign FX currency losses	48	119
Other	48	(69)

EBITDA (1)	$2,401	$1,678

(1)	EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales and stock-based compensation. This definition of Adjusted EBITDA is consistent with the definition in the Credit Agreement. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The Credit Agreement contained financial covenants based on EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

	For the Three Months Ended
	April 30,
	2017		2016
		(in thousands)
Revenues:
Equipment Manufacturing and Sales		$6,911	$7,220
Equipment Leasing		11,545	4,543
Inter-segment sales		(23)	(32)

Total revenues		18,433	11,731

Cost of sales:
Equipment Manufacturing and Sales		3,998	4,058
Equipment Leasing		11,264	8,076
Inter-segment costs		(23)	(37)

Total cost of sales		15,239	12,097

Gross profit (loss)		3,194	(366)
Operating expenses:
General and administrative		4,902	5,313
Depreciation and amortization		581	652

Total operating expenses		5,483	5,965

Operating loss		$(2,289)	$(6,331)

Equipment Manufacturing and Sales Segment-
Revenue:
Seamap		$4,886	$4,919
Klein		938	2,136
SAP		1,290	480
Intra-segment sales		(203)	(315)

		6,911	7,220
Cost of sales:
Seamap		2,561	2,539
Klein		732	1,471
SAP		1,017	363
Intra-segment sales		(312)	(315)

		3,998	4,058

Gross profit		$2,913	$3,162

Gross profit margin		42%	44%
Equipment Leasing Segment-
Revenue:
Equipment leasing		$2,717	$3,608
Lease pool equipment sales		8,828	906
Other equipment sales	—		29

		11,545	4,543
Cost of sales:
Direct costs-equipment leasing		944	752
Lease pool depreciation		4,181	6,873
Cost of lease pool equipment sales		6,139	415
Cost of other equipment sales	—		36

		11,264	8,076

Gross profit (loss)		$281	$(3,533)

Gross profit (loss) %		2%	(78)%

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